EXHIBIT 99.1

Vertex Energy Announces First Closing of Acquisition of Used Oil Re-Refining Assets from Omega Holdings Company
Strategic Acquisitions Position Company to Capitalize on Changing Industry Dynamics and Synergistic Opportunities
Vertex Energy, Inc. May 2, 2014 2:10 PM
HOUSTON--(BUSINESS WIRE)--

Vertex Energy, Inc. (VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today the first of two closings related to its previously announced acquisition of the assets of Omega Holdings Company, LLC and certain of its wholly-owned subsidiaries (“Omega”). A follow on closing is anticipated to take place during the third quarter of 2014.

The three assets in the first closing include Omega’s Marrero, Louisiana re-refinery, which produces vacuum gas oil (“VGO”), Omega’s Myrtle Grove complex in Belle Chaise, Louisiana and Golden State Lubricants Works, LLC (“Golden State”), a strategic blending and storage facility located in Bakersfield, California. The second closing, which is subject to certain closing conditions, will relate to Omega’s Bango, Nevada plant, which produces base lubricating oils, and must be fully restored and operational, meeting certain used motor oil proceeding run rates, prior to closing.

The purchase price paid at the first closing was $30,750,000 in cash, 500,000 shares of Vertex’s common stock (currently valued at approximately $4 million), and the assumption of certain capital leases and other liabilities. Additionally, Vertex provided Omega a loan in the amount of $3.1 million.

Financing was provided by Goldman Sachs Bank USA (GS) and Bank of America (BAC). Craig-Hallum Capital Group LLC acted as the exclusive M&A advisor to Vertex in connection with the acquisition and has provided a fairness opinion to the Vertex Board of Directors in connection with the transaction. Along with Craig-Hallum Capital Group LLC, Sapphire Financial Group, LLC and Wunderlich Securities, Inc. provided financial advisory services in connection with the debt financing. Legal representation was provided by Reinhart Boerner Van Deuren s.c.

Additional information regarding the transaction can be found in Vertex’s Current Report on Form 8-K filed with the Securities and Exchange Commission on or before May 6, 2014.

About Vertex Energy, Inc.

Vertex Energy, Inc. (VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in Georgia and California. More information on Vertex can be found at www.vertexenergy.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Vertex’s expectations regarding the completion of acquisition described above. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Vertex’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in Vertex’s filings with the Securities and Exchange Commission, including Vertex’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Vertex is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Porter, LeVay & Rose, Inc.
Marlon Nurse, DM, (212) 564-4700
SVP – Investor Relations
or
Vertex Energy, Inc.
Matthew Lieb, (310) 400-0421
Chief Operating Officer